AMENDMENT TO

PARTICIPATION AGREEMENT

The Participation Agreement (“Agreement”), dated April 30, 2004, by and among AIM Variable Insurance Funds, a Delaware trust (“AVIF”), Invesco Distributors, Inc., a Delaware corporation (“INVESCO”), Midland National Life Insurance Company, an Iowa life insurance company (LIFE COMPANY”), and Sammons Securities Company, LLC, an affiliate of the LIFE COMPANY and principal underwriter of the Contracts (“UNDERWRITER) is hereby amended, effective June 30, 2014 (“Effective Date”), as follows:

WHEREAS, Each Party’s representations, warranties, and obligations under the Agreement with respect the LIFE COMPANY’s UNDERWRITER shall remain as they currently are, except that:

WHEREAS, effective June 30, 2014 Sammons Securities Company, LLC, the UNDERWRITER of the contract will change to Sammons Financial Network, LLC, an affiliate of the LIFE COMPANY, who will assume responsibility as the principal underwriter and distributor.

The Parties hereby agree to amend the Agreement as follows:

1. Sammons Financial Network, LLC hereby replaces Sammons Securities Company, LLC.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date set forth above.

AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)		INVESCO DISTRIBUTORS, INC.

By:	/s/ John M. Zerr John M. Zerr	By:	/s/ Brian C. Thorp Brian C. Thorp
Its: Senior Vice President		Its: Vice President

MIDLAND NATIONAL LIFE INSURANCE COMPANY		SAMMONS FINANCIAL NETWORK, LLC

By:	/s/ William L. Lowe William L. Lowe	By:	/s/ William L. Lowe William L. Lowe
Its: President, SRS		Its: Chief Executive Officer & President

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